Exhibit 99.1

Chembio Diagnostics Reports Inducement Award Under Nasdaq Listing Rule 5635(c)(4)

HAUPPAUGE, NY, March 20, 2020 -- Chembio Diagnostics, Inc. (Nasdaq: CEMI), a leading point-of-care diagnostic company focused on infectious diseases, today reported that, in accordance with Nasdaq Listing Rule 5635(c)(4), it has granted a restricted stock unit award to Richard L. Eberly, Chembio’s new Chief Executive Officer and President, outside Chembio’s 2019 Omnibus Incentive Plan.

The restricted stock unit award was granted upon Mr. Eberly’s joining Chembio on March 16, 2020, in accordance with terms of his employment agreement with Chembio, which was entered into on March 4, 2020 and became effective as of March 16, 2020.  Under the award, Mr. Eberly can acquire, upon vesting and without payment of a purchase price, up to 233,589 shares of Chembio common stock. Subject to Mr. Eberly’s continued service with us, the award will vest in three equal installments as of March 16 of each of 2021, 2022 and 2023, except that vesting will accelerate in full upon the occurrence of a defined change in control of Chembio or other specified events set forth in his employment agreement.

The award was approved by the Compensation Committee as an inducement material to Mr. Eberly’s entering into employment with Chembio as contemplated by Nasdaq Listing Rule 5635(c)(4). Chembio is issuing this press release pursuant to Rule 5635(c)(4), which requires public announcement of inducement awards.

About Chembio Diagnostics

Chembio is a leading point-of-care diagnostics company focused on detecting and diagnosing infectious diseases. The company’s patented DPP technology platform, which uses a small drop of blood from the fingertip, provides high-quality, cost-effective results in approximately 15 minutes. Coupled with Chembio’s extensive scientific expertise, its novel DPP technology offers broad market applications beyond infectious disease, a number of which applications are under active development with collaboration partners. Chembio’s products are sold globally, directly and through distributors, to hospitals and clinics, physician offices, clinical laboratories, public health organizations, government agencies, and consumers. Learn more at www.chembio.com.

Contact:

Lynn Pieper Lewis
Gilmartin Group
(415) 937-5402
investor@chembio.com